EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT


     THIS AGREEMENT, made and entered into this 23rd day of December, 1997, by and between Price Brothers Company, a Michigan corporation whose principal offices are located at 367 West Second Street, Dayton, Ohio ("Seller") and Keystone Consolidated Industries, Inc. a Delaware corporation whose principal place of business is located at Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas ("Purchaser").

     The parties have reached agreement with respect to the sale by the Seller to the Purchaser of all of the common shares of Engineered Wire Products, Inc., presently owned by the Seller. Engineered Wire Products, Inc. is an Ohio corporation, whose principal place of business is located at State Road 199, Upper Sandusky, Ohio ("EWP").

     IT IS THEREFORE AGREED, AS FOLLOWS:

1.   SALE OF COMMON SHARES.


     Seller will sell and Purchaser will purchase, all eighty (80) of the common shares of EWP owned by Seller. In consideration of the sale of the common shares by Seller, Purchaser will pay to Seller, in cash at the Closing (defined below) the sum of
Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00) (the "Purchase Price").

2.   CLOSING.

     a) The Closing of the transactions described herein will take place on December 23, 1997, at 9:00AM, at the office of the Seller, 367 West Second Street, Dayton, Ohio (the "Closing"). At the Closing, Purchaser will pay to the Seller the Purchase Price and the payment for the grant of the Restrictive Covenant set forth in paragraph ten
          (10) hereof. Upon receipt of the Purchase Price and the payment for the Restrictive Covenant by Seller, the Seller will deliver to the Purchaser, free and clear from all encumbrances, a certificate for all eighty (80) common shares of EWP held by Seller, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer to Purchaser. Payment of the Purchase Price will be effected by Purchaser, by electronic funds transfer to the account of the Seller, as follows:
                         First Chicago NBD Bank
                         Price Brothers General Account
                         Account No. 663773
                         ABA No. 072000326


     b) The parties reserve the right to conduct the Closing of these transactions by mail, express delivery service and facsimile, in lieu of conducting the Closing at the offices of Seller.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.


The Seller represents and warrants to Purchaser as follows:

     a) That EWP is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

     b)   That the total authorized capital stock of EWP consists of one hundred
          (100) common shares, validly issued, in good standing, fully paid, non-assessable and that the Seller owns eighty (80) of the common shares.

     c) That the Seller has the authority to convey good and indefeasible title to the eighty (80) common shares of EWP owned by it, free and clear of all covenants, restrictions, revisions, remainders, or interests of others and all liens, pledges, charges or encumbrances of any nature.

     d) That the balance sheet and income statement attached to this Agreement and incorporated herein by this reference as Schedule A, set forth the earnings, assets and liabilities of EWP for the periods and as of the date(s) indicated in accordance with generally accepted accounting principals (the "Schedule A Balance Sheet").

     e) To Seller's knowledge, all customer and trade notes and accounts receivable owned by EWP on the date of the Schedule A Balance Sheet are collectible less any reserves recorded against specific accounts, which reserves are included in the Schedule A Balance Sheet.
     f) To the Seller's knowledge, EWP has no material liabilities of any nature, whether absolute, contingent or otherwise, except as set forth in the Schedule A Balance Sheet, other than liabilities incurred in the ordinary course of business after the date of the Schedule A Balance Sheet. EWP is not in breach or default nor in arrears in respect of the terms of any such liabilities and no waiver or forbearance has been granted by any holder of any such liability with respect to any such liability.

     g) EWP has good and marketable title to all real and personal property reflected in the Schedule A Balance Sheet, except as set forth on Schedule B to this Agreement, attached hereto and incorporated herein.

     h) From and after the date of the Schedule A Balance Sheet, Seller has caused and will cause EWP to operate its business in the normal, usual and ordinary course consistent with past procedure.

     i) EWP has filed all Tax Returns required to be filed and has paid or established adequate reserves for the payment of all Taxes.

          For purposes of this Agreement:

               (1) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gain taxes, and customs duties.

               (2) "Tax Return" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

     j) There is no suit, action, litigation, administrative arbitration or other proceeding nor governmental investigation or inquiry of any kind, pending or to the Seller's knowledge, threatened, regarding EWP or its business or properties that might, severally or in the aggregate, materially and adversely affect the financial condition, business, assets or prospects of EWP.

     k) To the Seller's knowledge, EWP has complied with and is not in default in any material respect of any law, ordinance, requirement, regulation or order applicable to its business and properties and EWP has not received notice of any claimed default with respect to the foregoing.

     l) To the Seller's knowledge, neither Seller nor EWP is a party to any agreement or instrument nor subject to any charter or other corporate restriction nor subject to any judgment, order, writ, injunction, decree, rule or regulation, that materially and adversely affects the business operations, prospects, properties, assets or financial condition of EWP.

     m) EWP does not, and will not as of the Closing have any deffered gain or loss arising from deffered intercompany transactions, within the meaning of United States Treasury Regulations Section 1.1502-13.

     n) Neither the Seller, its other affiliates or subsidiaries, nor EWP is currently under examination, or has been notified of examination, by any federal, state, foreign or local tax authority. Nor has the Seller agreed to extend any statute of limitations for any Tax period ending on or before the Closing. EWP has received an inquiry from tax authorities from the State of Ohio regarding personal property taxes.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.


     The Purchaser represents and warrants to Seller as follows:

     a) That Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     b) That Purchaser has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser; and this Agreement is valid and legally binding on the Purchaser, enforceable against it in accordance with its terms.

     c) That the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a default under any charter or other corporate documents of the Purchaser or any contract, agreement, instrument, commitment, mortgage, lease, judgment, order or decree or any other restriction of any kind or character to which the Purchaser is a party to or is bound.

     d) The Purchaser acknowledges that the Seller has (i) afforded to employees and representatives of the Purchaser access to information (financial and other) concerning EWP, (ii) made available to employees and representatives of the Purchaser the officers, accountants and employees of EWP for the purpose of discussing and responding to questions concerning EWP, its business and prospects and (iii) furnished to the Purchaser copies of all instruments, agreements, financial statements or other documents pertaining to EWP, its business and prospects requested by Purchaser.

5.   CONDUCT OF BUSINESS PENDING CLOSING.


     The Seller covenants from and after December 3, 1997, (the date on which Purchaser commenced its due diligence investigation related to the transactions contemplated by this Agreement) and until Closing:

      a)  EWP's business will be conducted only in the ordinary course.

      b) No change will be made in EWP's Articles of Incorporation or Regulations.

      c)  No change will be made in EWP's authorized or issued shares.

      d) No dividend or other distribution or payment will be declared or made in respect of EWP's shares.

      e) No material increase will be made in the compensation payable or to become payable by EWP to any officer, employee, or agent, nor will any bonus payment or arrangement or other benefits to be paid by EWP to or with any officer, employee, or agent without the Purchaser's prior approval, except as may have been agreed to and approved by the Board of Directors of EWP by unanimous vote.

     f) No contract or commitment will be entered into by or on behalf of EWP extending beyond December 31, 1997, except normal commitments for the purchase of raw materials and supplies and for the manufacture and sale by EWP of its product, in the ordinary course of its business, as such business has been conducted since October 31, 1994, without the Purchaser's prior written approval.

     g) No change will be made affecting the personnel, compensation, or banking arrangements of EWP without the Purchaser's prior written approval.

     h)   All debts of EWP will be paid as they become due.

     i)   No material contract right of EWP will be waived.
     j) Except as agreed to by the Purchaser, the Seller will cause EWP to use its best efforts (without making any commitment on the Purchaser's behalf) to preserve EWP's business organization intact; to keep available to EWP the services of its present officers and employees; and to preserve for EWP the goodwill of its suppliers, customers, and others having business relations with EWP.

6.   ACTIONS EFFECTIVE AT CLOSING.


     a) At the Closing, the Seller will deliver to the Purchaser the written resignations of Gayle B. Price, Jr., Director and Chairman, Donald N. Lorenz, Director and Treasurer and Bradley W. Evers, Director and Secretary, of EWP.

     b) Effective on the date of the Closing, the Management Agreement between the Seller and EWP dated October 31, 1994 is terminated.

     c) At the Closing, the Seller will assign all of its right, title and interest in and all of its rights and responsibilities under the Price Brothers Pension Plan Number 13, for employees of EWP who are members of Local Union Number 40, International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America to EWP; and, the Seller will assign all of its right, title and interest in and all of its rights and responsibilities under the Trust established for Plan Number 13 with Bank One Trust Co., N.A., Trustee, to DeSoto, Inc., a Delaware corporation whose main office is located at Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas. DeSoto, Inc., is a wholly owned subsidiary of the Purchaser.

7.   CONDITIONS PRECEDENT FOR PURCHASER.

     All obligations of the Purchaser under this Agreement are, at its option, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The Seller's representations and warranties contained in this Agreement shall be true at Closing as though such representations and warranties were made at Closing.

     b) PERFORMANCE. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

     c) OPINION OF SELLER'S COUNSEL. The Seller will have delivered to Purchaser an opinion of the Seller's counsel, Bradley W. Evers, of Chernesky, Heyman & Kress P.L.L., dated the closing date, that the corporate existence, good standing, and authorized and issued common shares are as stated in subparagraphs (a) and (b) of paragraph 3 of this Agreement, and that, except as may be specified by such counsel, there is no litigation, proceeding, or governmental investigation pending or, to such counsel's knowledge, threatened against, or relating to, EWP, its properties or business.

8.   INDEMNIFICATION.


     a) The Seller will indemnify and hold harmless EWP and the Purchaser for a period or two (2) years after the date of this Agreement, against and in respect of any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder;

     b) Seller agrees to indemnify the Purchaser from and against any liability of EWP for (i) any Taxes of EWP with respect to any Tax year or portion thereof ending on or before December 31, 1997 to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect temporary differences between the book and tax basis of EWP's assets and liabilities) shown on the Schedule A Balance Sheet; (ii) for the unpaid taxes of any person (other than EWP) under United States Treasury Department Regulations Section 1.1502-6 (or similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise. For the purposes of this Agreement "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof). The two (2) year limitation for indemnity, set forth above, shall not apply to indemnity owed pursuant to this paragraph 8b.

     c) No obligation of indemnity shall be owed by Seller hereunder, unless and until Purchaser's claims for indemnification, if any, aggregate to Twenty Five Thousand and 00/100 Dollars ($25,000.00). Provided however, that the Twenty Five Thousand and 00/100 Dollars ($25,000.00) threshold shall not apply to Taxes and Seller shall completely indemnify the Purchaser from any liability for Tax as described in
          Section 8(b).
     d) Purchaser will indemnify and hold harmless Seller at all times after the date of this Agreement against and in respect of any damage or deficiency resulting from the operations of EWP after the Closing.

     e) If, at any time after the Closing, either party becomes aware of any facts which would lead a reasonable person to believe that the other party may be called upon to fulfill its obligations of indemnity as set forth in this Agreement, the party becoming so aware, shall immediately and in no event more than fifteen (15) days, after becoming aware, notify the other party. Such notification shall be in writing and shall reveal all facts known regarding the matter in question. The party providing such notification shall allow the party from whom indemnity may be sought the option to challenge whatever claim, demand or factual circumstance exists and which may be the source of an obligation to indemnify and to resolve such claim, demand or factual circumstance, in whatever lawful fashion it might choose, provided that the indemnifying party in its resolution of the claim, demand or factual circumstance, continues to indemnify and hold harmless the other party, and if applicable, EWP. Failure by either party to provide timely notice of and the option to challenge any claim, demand or factual circumstance, shall void the obligation to indemnify and hold harmless set forth herein as to that claim, demand or factual circumstance.

9.   BROKERAGE.


     The Seller represents and warrants that all negotiations relative to this Agreement have been carried on by it directly with the Purchaser without the intervention of any person, and the Seller shall indemnify the Purchaser and hold it harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by the Seller in connection with this Agreement or such transactions. The Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly with the Seller, without the intervention of any person, and the Purchaser shall indemnify the Seller and hold it harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by the Purchaser in connection with this Agreement or such transactions.

10.  RESTRICTIVE COVENANT.


     a) Seller agrees that, it will not, for a period of five (5) years after the Closing, without the Purchaser's prior written consent, directly or indirectly own, manage, operate, control, or participate in, or be connected with any business in any manner, directly or indirectly in competition with, or become interested in any competitor of, EWP as its business is composed and conducted as of Closing, nor operate under any name similar to that of EWP. The Seller acknowledges that the remedy at law for any breach by Seller of the foregoing will be inadequate, and that EWP and the Purchaser will be entitled to injunctive relief.

     b) In consideration for the foregoing restrictive covenant by the Seller, the Purchaser agrees to pay to the Seller, in cash, at Closing, the sum of
          Seven Hundred Thousand and 00/100 Dollars ($700,000.00).

11.  PURCHASE FOR INVESTMENT.
     The Purchaser represents that its purchase hereunder is being made for its own account for investment, and with no present intention of resale. All stock certificates representing the shares purchased under this Agreement shall be endorsed with the following restrictive legend:

     The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, nor under any state securities law, and said Shares may not be offered or sold and no transfer will then be made by EWP or its transferee except in compliance with the Securities Act of 1933 and the rules and regulations promulgated thereunder and any applicable state securities law.

12.  POST CLOSING EVENTS.


     a)   Adjustments

          The Seller agrees to adjust the Schedule "A" Balance Sheet and the December 23, 1997 Balance Sheet of EWP in the event that an audit of the book and records of EWP by Delloitte & Touche LLP of the 1997 operations of EWP concludes that such adjustment is necessary. The Purchaser agrees that under no circumstances will such adjustment decrease the amounts owed to Seller for the Purchase Price or Purchaser's payment for the Restrictive Covenant of Seller set forth at paragraph 10 hereof; nor the fact that such payments are due in full at Closing; nor will such adjustment result in any payment by Seller to Purchaser.
     b)   Cooperation of the Parties, Post Closing.

          Each of the parties agrees that, upon the event of an audit, investigation, presentation of claim, initiation or threat of civil or criminal legal action or any similar such event and upon the request of the other party, at any time after the Closing, it will, during regular business hours, upon reasonable notice, provide access to any of its documents, information or personnel and in general, will assist the party making the request, all out of pocket costs for such cooperation being borne by the party requesting such assistance.

13.  SUCCESSORS AND ASSIGNS.


     This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Seller.

14.  CONSTRUCTION.


     This Agreement is being delivered and is intended to be performed in the State of Ohio and shall be construed and enforced in accordance with the laws of that state.

15.  NOTICES.


     All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered as follows:

     TO SELLER:                                        TO PURCHASER:


     PRICE BROTHERS COMPANY        KEYSTONE CONSOLIDATED INDUSTRIES, INC.
     367 West Second Street                  Three Lincoln Centre
     Post Office Box 825                     5430 LBJ Freeway
     Dayton, Ohio  45401                     Dallas, Texas  75240
                                        Attention:  President
                                        Attention:  Ralph End, Vice President
                                        and General Counsel

16.  COUNTERPARTS.


     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement.


PRICE BROTHERS COMPANY                  KEYSTONE CONSOLIDATED
                                        INDUSTRIES, INC.


By:                                     By:
       Gayle B. Price, Jr.                   Robert W. Singer
       Chairman and President                President and CEO


                            SCHEDULE A

                          BALANCE SHEET









                            SCHEDULE B
                       EXCEPTIONS TO TITLE
                          LEASED ASSETS


     The following items are used in the operation of Engineered Wire Products, Inc.'s business and are leased:

               Telephone System (1)

               Forklifts (4)

               Fax Machines (2)

               Copiers (2)

               Automobiles Operated by:

                    J. Christy
                    M. Downie
                    M. Heisler
                    T. Mize
                    G. Redfern
                    P. Ross
                    J. Thomas


               Truck Operated by:

                    S. Lahr